EXHIBIT 3.4

SECOND AMENDMENT TO

PRENTISS PROPERTIES TRUST’S

AMENDED AND RESTATED BYLAWS

This Second Amendment to Prentiss Properties Trust’s Amended and Restated Bylaws (the “Bylaws”) hereby amends the Bylaws effective as of May 15, 2003 in the following respects:

1. Article III, Section 15 is hereby deleted and replaced in its entirety with the following language:

Section 15. NUMBER AND QUALIFICATIONS. The number of Trustees of the Trust shall not be less than five (5) nor more than nine (9). The Trustees shall be classified, with respect to the terms for which they severally hold office, into separate classes, if and in the manner prescribed in the Trust’s Declaration of Trust. At any regular meeting or at any special meeting called for that purpose, at least 80% of the members of the Board of Trustees shall establish, increase or decrease the number of Trustees, provided that the number thereof shall never be less than required by Maryland law and further provided that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees. Trustees need not be shareholders of the Trust.

Dated: May 15, 2003	PRENTISS PROPERTIES TRUST

	By:	/s/ Thomas F. August
	Name:	Thomas F. August
	Title:	President and CEO